EXHIBIT 99.1

TRIANGLE PETROLEUM ANNOUNCES INVESTMENT BY

NATURAL GAS PARTNERS, UPDATED CAPITAL EXPENDITURE BUDGET, AND PROVIDES OPERATIONAL UPDATE

DENVER – July 31, 2012 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT:TPLM) today announced an investment by Natural Gas Partners (“NGP”), an Irving, Texas based private equity firm, a revised capital expenditure program and provided an operational update including operated well results and RockPile Energy Services developments.

Financial Update

•	Natural Gas Partners purchased, through its recently closed fund, NGP Natural Resources X, L.P., $120 million of Convertible Notes (the “Notes”)
―	Convertible into Triangle common stock at a conversion price of $8.00 per share; full conversion of the Notes is subject to stockholder approval under NYSE MKT rules
―	5% cashless coupon per annum, with quarterly interest added to principal
―	Triangle has option to cash-pay interest after 5 years
―	No stated maturity date on Notes; putable to Triangle for cash after year 10, or following a change of control
―	Triangle can redeem for cash after year 8 or can force conversion after year 5 if Triangle stock trades above $11.00 per share and certain trading volume requirements are met
―	No financial or operating covenants; certain actions including dividends and stock repurchases require the consent of NGP
―	NGP makes long-term investments and has agreed to not sell short or otherwise hedge their position in Triangle while they own the Notes or Triangle shares received upon conversion
―	Roy A. Aneed, a Principal at Natural Gas Partners, is added to the Triangle Board, which is expanded from 5 to 6 members
―	For more information on the Notes please see the Company’s 8-K at www.sec.gov [when available]
•	Wells Fargo reserve-based lending facility borrowing base increased from $10 million to $27.5 million

Increased Capital Expenditure Budget

•	The fiscal year 2013 capex budget has been increased from $131 million to $173 million, primarily in support of the Triangle operated drilling program
―	Escalating acreage development with the addition of a full-time rig, taking the operated drilling program to 2 full-time rigs
―	Planned gross operated wells spud in FY2013 increasing from 15 to 20; planned gross operated wells completed unchanged at 15 wells; planned net non-operated wells completed decreasing from 3.5 to 1.75

•	Revised FY 2013 (February 1, 2012-January 31, 2013) capex budget is allocated as follows:

Expenditure	Budget ($MM)
2-Rig Operated Drilling Program	$98
Non-Operated Drilling Program	$15
Land Spend	$25
Infrastructure	$25
Cash G&A	$10
Total Budget	$173

Operational Update

•	Currently running 2 operated rigs, one in McKenzie County and one in Williams County
•	5 gross operated wells in McKenzie County currently producing
•	Recent operated well results include the following:

	24-Hour Max Rate (Boe / d)	24-Hour Actual (Boe / d)	7-day Cum (Boe)	Wellhead pressure (PSI)	County	Frac Stages	Proppant Type	WI%
GullicksonTrust #1H	2,329	1,381	5,510	1,327	MCK	31	25% Ceramic	35.7%

GullicksonTrust #3H	2,075	1,714	6,689	1,462	MCK	31	100% Ceramic	38.8%

Frederick James #1H	2,605	1,541	7,703	1,125	MCK	31	100% Ceramic	70.0%

*Please see Glossary of relevant terminology on the Triangle website at www.trianglepetroleum.com

•	RockPile Energy Services (RPES) fully operational and successfully completed its first well
―	Completed the Triangle operated Fredrick James 149-101-3-10-1H in McKenzie County
―	Currently completing the Triangle operated Larsen 157-101-28-33-1H in Williams County
―	Additional 3 gross operated wells in inventory waiting on completion
•	Subsequent operational updates will be included in Triangle’s quarterly earnings press release
•	Currently control an estimated 168 gross operated drilling locations in North Dakota; 108 of these locations are in McKenzie County within close proximity to existing operated production

About Triangle

Triangle (NYSE MKT:TPLM) is a growth oriented energy company with a current strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. Triangle has acquired approximately 83,400 net acres in the Williston Basin. For more information, visit Triangle’s website at www.trianglepetroleum.com.

About NGP

Natural Gas Partners is a family of private equity funds focused on the natural resources sector, which has managed over $10.5 billion in committed capital since its founding in 1988. NGP is part of the investment platform of NGP Energy Capital Management, a leading investment franchise in the natural resources industry, which together with its affiliates has managed over $13 billion in committed capital since 1988. For more information, visit NGP’s website at www.naturalgaspartners.com.

Forward-Looking Statements Disclosure

Certain statements in this press release regarding strategic plans, expectations and objectives for future operations or results are "forward-looking statements" as defined by the Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in the Company's annual report on Form 10-K and the Company's other filings with the Securities and Exchange Commission. Factors that could cause differences include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration, particularly in the Bakken Shale and Three Forks formations on which the Company is focused; substantial capital requirements and ability to access additional capital; ability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; results of acquisitions; relationships with partners and service providers; ability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company's oil and natural gas interests; ability to manage growth in the Company's businesses, including the business of RockPile Energy Services; ability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; ability to market and distribute oil and natural gas produced; seasonal weather conditions; government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations; aboriginal claims; uninsured or underinsured risks; and material weakness in internal accounting controls. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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